Feb. 6, 2024

For Release:    Immediately
Refer to:    Jordan Bishop; jordan.bishop@lilly.com; (317) 473-5712 (Media)
Joe Fletcher; jfletcher@lilly.com; (317) 296-2884 (Investors)

Lilly Reports Strong Fourth-Quarter 2023 Financial Results and Provides 2024 Guidance

•Revenue in Q4 2023 increased 28%. New Products(i) revenue grew by $2.19 billion to $2.49 billion in Q4 2023, led by Mounjaro and Zepbound. Growth Products(ii) revenue increased 9% to $5.27 billion in Q4 2023, led by Verzenio and Jardiance.
•Pipeline progress included FDA approval of Zepbound for adults with obesity or overweight with weight-related comorbidities and Jaypirca for chronic lymphocytic leukemia or small lymphocytic lymphoma under the Accelerated Approval Program. Additional progress included positive results from SYNERGY-NASH, a Phase 2 study of tirzepatide in adults with nonalcoholic steatohepatitis (NASH), also known as metabolic dysfunction-associated steatohepatitis (MASH).
•Business development activity included the completed acquisitions of POINT Biopharma Global Inc. and Mablink Biosciences SAS.
•Q4 2023 EPS increased 13% to $2.42 on a reported basis and increased 19% to $2.49 on a non-GAAP basis, both inclusive of $0.62 of acquired IPR&D charges.
•2024 guidance issued with revenue in the range of $40.4 billion to $41.6 billion, EPS in the range of $11.80 to $12.30 and non-GAAP EPS in the range of $12.20 to $12.70.

(i) Lilly defines New Products as select products launched since 2022, which currently consist of Ebglyss, Jaypirca, Mounjaro, Omvoh and Zepbound.

(ii) Lilly defines Growth Products as select products launched prior to 2022, which currently consist of Cyramza, Emgality, Jardiance, Olumiant, Retevmo, Taltz, Trulicity, Tyvyt and Verzenio.

INDIANAPOLIS, Feb. 6, 2024 - Eli Lilly and Company (NYSE: LLY) today announced its financial results for the fourth quarter of 2023.

"2023 was a year of tremendous achievement for Lilly, which delivered life-changing medicines to more patients than ever before resulting in strong revenue growth," said David A. Ricks, Lilly's chair and CEO. "We advanced our pipeline of new medicines for serious diseases and created new partnerships and innovative ways of collaborating to add to that pipeline. Lilly invested in the quality, reliability and resilience of our supply chain with new advanced manufacturing plants and
Eli Lilly and Company | Lilly Corporate Center | Indianapolis, Indiana 46285 | U.S.A.

lines in the U.S. and in Europe. Entering 2024, we remain focused on the opportunity in front of us, to help solve some of the most challenging healthcare problems in the world and make life better for millions of patients."

Lilly has had numerous updates recently on key regulatory, clinical, business development and other events, including:
•U.S. Food and Drug Administration (FDA) approval of Zepbound® (tirzepatide) for the treatment of adult patients with obesity or overweight with weight-related comorbidities;
•FDA approval of Jaypirca® for the treatment of adult patients with chronic lymphocytic leukemia or small lymphocytic lymphoma (CLL/SLL) who have received at least two prior lines of therapy, including a BTK inhibitor and a BCL-2 inhibitor, under the Accelerated Approval Program;
•Positive results from SYNERGY-NASH, a Phase 2 study of tirzepatide in adults with nonalcoholic steatohepatitis (NASH), also known as metabolic dysfunction-associated steatohepatitis (MASH), which met its primary endpoint where up to 74% of participants achieved an absence of MASH with no worsening of fibrosis at 52 weeks, compared to nearly 13% of participants on placebo;
•Negative Phase 3 CYCLONE-2 results, in which Verzenio added to abiraterone did not meet the primary endpoint of improved radiographic progression-free survival (rPFS) in men with metastatic castration-resistant prostate cancer (mCRPC); the overall safety and tolerability profile was consistent with the known profiles of the medicines;
•Approval of Ebglyss® (lebrikizumab) for adult and adolescent patients with moderate-to-severe atopic dermatitis in the European Union and Japan (Almirall S.A. has licensed the rights from Lilly to develop and commercialize Ebglyss in Europe);
•Announcement of LillyDirect™, the company’s end-to-end digital healthcare experience;
•Announcement of further expansion of the company’s injectable manufacturing capacity with a planned investment of $2.5 billion to build a site in Germany;
•Completion of the acquisitions of POINT Biopharma Global Inc. and Mablink Biosciences SAS;
•The sixth consecutive 15% annual increase in Lilly's quarterly dividend, more than doubling

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the dividend since 2018; and
•Announcement of Johna Norton, Lilly executive vice president of Global Quality, retirement after 34 years of service with the company, effective July 31, 2024.

For information on important public announcements, visit the news section of Lilly's website.

Financial Results

$ in millions, except per share data	Fourth Quarter
	2023	2022	% Change
Revenue	$9,353.4	$7,301.8	28%

Net income – Reported	2,189.6	1,937.7	13%
Earnings per share – Reported	2.42	2.14	13%

Net income – Non-GAAP	2,249.4	1,893.1	19%
Earnings per share – Non-GAAP	2.49	2.09	19%

A discussion of the non-GAAP financial measures is included below under "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)."

Fourth-Quarter Reported Results
In Q4 2023, worldwide revenue was $9.35 billion, an increase of 28% compared with Q4 2022, driven by increases of 16% due to higher realized prices, 11% in volume and 1% from the favorable impact of foreign exchange rates. Higher realized prices were driven by Mounjaro® in the U.S., partially offset by lower realized prices for Humalog® and Trulicity®. In the U.S., Mounjaro saw net price positively impacted by savings card dynamics compared with Q4 2022, as well as a favorable one-time change in estimates for rebates and discounts. The volume increase was primarily driven by growth from Mounjaro, Verzenio®, Zepbound, Jardiance® and Taltz®, partially offset by declines in Alimta® and Trulicity. New Products revenue grew by $2.19 billion to $2.49 billion in Q4 2023. Growth Products revenue increased 9% to $5.27 billion in Q4 2023.

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Revenue in the U.S. increased 39% to $6.46 billion, driven by a 27% increase in realized prices and a 12% increase in volume. The higher realized prices in the U.S. were driven by Mounjaro, partially offset by lower realized prices for Humalog and Trulicity. When excluding Mounjaro, realized prices in the U.S. declined by high-single digits for the quarter. The increase in U.S. volume was driven by Mounjaro, Zepbound, Verzenio, Jardiance and Taltz, partially offset by a decrease in Trulicity.

Revenue outside the U.S. increased 10% to $2.90 billion, driven by a 10% increase in volume and a 3% increase from the favorable impact of foreign exchange rates, partially offset by a 3% decrease due to lower realized prices. The increase in volume outside the U.S. was driven by Verzenio, Mounjaro, Jardiance, Tyvyt® and Taltz. Revenue also benefited from $65 million associated with milestones for the EU approval and launch of Ebglyss. These drivers were partially offset by approximately $130 million of one-time revenue in 2022 associated with the sale of the company's rights to Alimta in Korea and Taiwan.

Gross margin increased 31% to $7.57 billion in Q4 2023. Gross margin as a percent of revenue was 80.9%, an increase of 2.1 percentage points. The increase in gross margin percent was primarily driven by higher realized prices, partially offset by increased manufacturing expenses related to labor costs and investments in capacity expansion.

In Q4 2023, research and development expenses increased 28% to $2.56 billion, or 27% of revenue, primarily driven by development expenses for late-stage assets and additional investments in early-stage research, as well as higher incentive compensation costs.

Marketing, selling and administrative expenses increased 17% to $1.92 billion in Q4 2023, primarily driven by costs associated with launches of new products and indications, as well as higher incentive compensation costs.

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In Q4 2023, the company recognized acquired in-process research and development (IPR&D) charges of $622.6 million compared with $240.1 million in Q4 2022. The Q4 2023 charges primarily related to the acquisition of Mablink Biosciences SAS and the business development transaction with Beam Therapeutics Inc.

Other income (expense) was $121.0 million of income in Q4 2023, compared with $260.0 million of income in Q4 2022. The decrease in income was driven by lower net gains on investments in equity securities in Q4 2023 compared with Q4 2022 and, to a lesser extent, higher net interest expenses.

The effective tax rate was 12.7% in Q4 2023 compared with 7.6% in Q4 2022. The higher effective tax rate for Q4 2023 was primarily driven by a lower net discrete tax benefit compared with Q4 2022 and the new Puerto Rico tax regime.

In Q4 2023, net income and earnings per share (EPS) were $2.19 billion and $2.42, respectively, compared with net income of $1.94 billion and EPS of $2.14 in Q4 2022. EPS in Q4 2023 included $0.62 of acquired IPR&D charges compared with $0.23 in Q4 2022.

Fourth-Quarter Non-GAAP Measures
On a non-GAAP basis, Q4 2023 gross margin increased 31% to $7.69 billion. Gross margin as a percent of revenue was 82.3%, an increase of 1.8 percentage points. The increase in gross margin percent was primarily driven by higher realized prices, partially offset by increased manufacturing expenses related to labor costs and investments in capacity expansion.

The effective tax rate on a non-GAAP basis was 13.1% in Q4 2023 compared with 7.3% in Q4 2022. The higher effective tax rate for Q4 2023 was primarily driven by a lower net discrete tax benefit compared with Q4 2022 and the new Puerto Rico tax regime.

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On a non-GAAP basis, Q4 2023 net income and EPS were $2.25 billion and $2.49, respectively, compared with net income of $1.89 billion and EPS of $2.09 in Q4 2022. Non-GAAP EPS in Q4 2023 included $0.62 of acquired IPR&D charges compared with $0.23 in Q4 2022.

For further detail on non-GAAP measures, see the reconciliation below as well as the "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)" table later in this press release.

	Fourth Quarter
	2023	2022	% Change
Earnings per share (reported)	$2.42	$2.14	13%
Amortization of intangible assets	.11	.11
Asset impairment, restructuring and other special charges	.06	.03
Net gains on investments in equity securities	(.11)	(.19)
Earnings per share (non-GAAP)	$2.49	$2.09	19%
Numbers may not add due to rounding.

Acquired IPR&D	.62	.23	NM

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Selected Revenue Highlights

(Dollars in millions)	Fourth Quarter			Year-to-Date
Selected Products	2023	2022	% Change	2023	2022	% Change
Trulicity	$1,669.3	$1,936.2	(14)%	$7,132.6	$7,439.7	(4)%
Mounjaro	2,205.6	279.2	NM	5,163.1	482.5	NM
Verzenio	1,145.4	808.0	42%	3,863.4	2,483.5	56%
Taltz	784.6	707.8	11%	2,759.6	2,482.0	11%
Jardiance(a)	798.1	612.3	30%	2,744.7	2,066.0	33%
Humalog(b)	366.6	548.3	(33)%	1,663.3	2,060.6	(19)%
Cyramza®	253.6	277.8	(9)%	974.7	971.4	0%
Olumiant®(c)	243.5	205.8	18%	922.6	830.5	11%
Emgality®	186.1	175.6	6%	678.3	650.9	4%
Tyvyt	113.6	57.5	98%	393.4	293.3	34%
Retevmo®	73.4	64.6	14%	253.6	191.9	32%
Alimta	44.9	236.6	(81)%	217.5	927.7	(77)%
Zepbound	175.8	—	NM	175.8	—	NM
COVID-19 antibodies(d)	—	38.0	(100)%	—	2,023.5	(100)%

Total Revenue	9,353.4	7,301.8	28%	34,124.1	28,541.4	20%

(a) Jardiance includes Glyxambi®, Synjardy® and Trijardy® XR
(b) Humalog includes Insulin Lispro
(c) Olumiant includes sales of baricitinib that were made pursuant to Emergency Use Authorization (EUA) or similar regulatory authorizations
(d) COVID-19 antibodies include sales for bamlanivimab administered alone, for bamlanivimab and etesevimab administered together, and for bebtelovimab, and were made pursuant to EUAs or similar regulatory authorizations
NM – not meaningful

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Trulicity
For Q4 2023, worldwide Trulicity revenue decreased 14% compared with Q4 2022 to $1.67 billion. U.S. revenue decreased 18% to $1.26 billion, driven by decreased volume and lower realized prices. Lilly has experienced and continues to expect intermittent delays fulfilling orders of Trulicity. These delays have impacted and are expected to continue to impact volume. Revenue outside the U.S. increased 1% to $413.6 million, driven by increased volume and the favorable impact of foreign exchange rates, largely offset by lower realized prices. Volumes in international markets continue to be affected by actions Lilly has taken to manage demand amid tight supply, including measures to minimize impact to existing patients.

Mounjaro
For Q4 2023, worldwide Mounjaro revenue was $2.21 billion compared with $279.2 million in Q4 2022. U.S. revenue was $2.11 billion compared with $256.7 million in Q4 2022 reflecting higher realized prices due to decreased utilization of savings card programs as access continued to expand, as well as increased demand. U.S. revenue in Q4 2023 represented a sequential increase of $828.1 million, or 65%, compared with U.S. revenue of $1.28 billion in Q3 2023. Q4 2023 U.S. Mounjaro revenue also benefited from a favorable one-time change in estimates for rebates and discounts. Adjusting for this one-time change, sequential net sales would have grown by approximately 30% in Q4. Lilly has experienced and continues to expect intermittent delays fulfilling orders of certain Mounjaro doses given significant demand, which is expected to affect volume. Revenue outside the U.S. was $100.5 million compared with $22.5 million in Q4 2022.

Verzenio
For Q4 2023, worldwide Verzenio revenue increased 42% compared with Q4 2022 to $1.15 billion. U.S. revenue was $774.8 million, an increase of 40%, driven by increased demand and higher realized prices. Revenue outside the U.S. was $370.6 million, an increase of 45%, driven by increased demand and, to a lesser extent, the favorable impact of foreign exchange rates, partially offset by lower realized prices.

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Taltz
For Q4 2023, worldwide Taltz revenue increased 11% compared with Q4 2022 to $784.6 million. U.S. revenue increased 5% to $537.8 million, driven by increased demand, partially offset by lower realized prices. Revenue outside the U.S. increased 26% to $246.8 million, driven by increased volume.

Jardiance
For Q4 2023, the company's worldwide Jardiance revenue increased 30% compared with Q4 2022 to $798.1 million. U.S. revenue was $468.9 million, an increase of 29%, driven by increased demand. Revenue outside the U.S. was $329.1 million, an increase of 32%, driven by increased volume and, to a lesser extent, the favorable impact of foreign exchange rates.

Jardiance is part of the company's alliance with Boehringer Ingelheim. Lilly reports as revenue royalties received on net sales of Jardiance.

Humalog
For Q4 2023, worldwide Humalog revenue decreased 33% compared with Q4 2022 to $366.6 million. U.S. revenue was $167.6 million, a decrease of 50%, driven by lower realized prices primarily due to a one-time impact related to the implementation of list price decreases, partially offset by increased demand. Revenue outside the U.S. was $199.0 million, a decrease of 6%, driven by decreased volume, partially offset by the favorable impact of foreign exchange rates.

Olumiant
For Q4 2023, worldwide Olumiant revenue increased 18% compared with Q4 2022 to $243.5 million. U.S. revenue increased 53% to $66.7 million, driven by increased demand, partially offset by lower realized prices. Revenue outside the U.S. was $176.8 million, an increase of 9%, driven by increased volume.

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Emgality
For Q4 2023, worldwide Emgality revenue increased 6% compared with Q4 2022 to $186.1 million. U.S. revenue decreased 3% to $128.3 million, driven by lower realized prices, largely offset by increased demand. Revenue outside the U.S. increased 33% to $57.8 million, driven by increased volume and higher realized prices.

Zepbound
For Q4 2023, worldwide Zepbound revenue was $175.8 million. Zepbound launched in the U.S. for the treatment of adult patients with obesity or overweight with weight-related comorbidities in November 2023.

2024 Financial Guidance
The company anticipates 2024 revenue to be in the range of $40.4 billion to $41.6 billion. The growth in revenue compared to 2023 is expected to be largely driven by New Products, partially offset by an expected continuation of the decline in Trulicity sales. The company continues to execute on its manufacturing expansion agenda, however, given strong demand and the time required to bring manufacturing capacity fully online, the company expects that demand for incretins is likely to outpace supply in 2024.

The company's guidance now includes a new ratio calculated by subtracting research and development expenses and marketing, selling and administrative expenses from gross margin, and expressed as a percentage of revenue. The company anticipates this ratio to be 30% to 32% on a reported basis and 31% to 33% on a non-GAAP basis. Marketing, selling and administrative expenses are expected to continue growing in 2024, though at a pace slower than revenue growth with growth driven by marketing investments in recently launched and upcoming launch products. Research and development expenses are expected to increase at a higher rate than marketing, selling and administrative expenses in 2024, driven by investments in ongoing and new late-phase opportunities.

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Consistent with 2023, the company is not including any potential or pending acquired IPR&D charges in its initial 2024 guidance and expects to update EPS guidance each quarter as acquired IPR&D charges are incurred.

Other income (expense) is expected to be expense in the range of $400 million to $500 million, primarily driven by higher interest expense.

The 2024 effective tax rate is expected to be approximately 14%. This rate does not assume deferral or repeal of the provision in the 2017 Tax Act requiring capitalization and amortization of research and development for tax purposes.

EPS for 2024 is expected to be in the range of $11.80 to $12.30 on a reported basis and $12.20 to $12.70 on a non-GAAP basis. The company's 2024 financial guidance reflects adjustments shown in the reconciliation table below.

2024 Guidance
Earnings per share (reported)	$11.80 to $12.30
Amortization of intangible assets	.40
Earnings per share (non-GAAP)	$12.20 to $12.70
Numbers may not add due to rounding

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The following table summarizes the company's 2024 financial guidance:

2024 Guidance(1)

Revenue	$40.4 to $41.6 billion

(Gross Margin - OPEX(2)) / Revenue:
(reported)	30% to 32%
(non-GAAP)	31% to 33%

Other Income/(Expense)	($500) to ($400) million

Tax Rate	Approx. 14%

Earnings per Share (reported)	$11.80 to $12.30
Earnings per Share (non-GAAP)	$12.20 to $12.70

(1) Non-GAAP guidance reflects adjustments presented in the earnings per share reconciliation table above.
(2) OPEX is defined as the sum of research and development expenses and marketing, selling and administrative expenses.

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the Q4 2023 financial results conference call through a link on Lilly's website at investor.lilly.com/webcasts-and-presentations. The conference call will begin at 10 a.m. Eastern time today and will be available for replay via the website.

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Non-GAAP Financial Measures
Certain financial information is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the periods. Non-GAAP measures reflect adjustments for the items described in the reconciliation tables later in the release. Related materials provide certain GAAP and non-GAAP figures excluding the impact of foreign exchange rates. Lilly recalculates current period figures on a constant currency basis by keeping constant the exchange rates from the base period. The company's 2024 financial guidance is provided on both a reported and a non-GAAP basis. The non-GAAP measures are presented to provide additional insights into the underlying trends in the company's business.

About Lilly
Lilly is a medicine company turning science into healing to make life better for people around the world. We've been pioneering life-changing discoveries for nearly 150 years, and today our medicines help more than 51 million people across the globe. Harnessing the power of biotechnology, chemistry and genetic medicine, our scientists are urgently advancing new discoveries to solve some of the world's most significant health challenges: redefining diabetes care; treating obesity and curtailing its most devastating long-term effects; advancing the fight against Alzheimer's disease; providing solutions to some of the most debilitating immune system disorders; and transforming the most difficult-to-treat cancers into manageable diseases. With each step toward a healthier world, we're motivated by one thing: making life better for millions more people. That includes delivering innovative clinical trials that reflect the diversity of our world and working to ensure our medicines are accessible and affordable. To learn more, visit Lilly.com and Lilly.com/news. F-LLY

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Cautionary Statement Regarding Forward-Looking Statements
This press release contains management's current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "estimate", "project", "intend", "expect", "believe", "target", "anticipate", "may", "could", "aim", "seek", "will", "continue" and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. The following include some but not all of the factors that could cause actual results or events to differ from those anticipated, including the significant costs and uncertainties in the pharmaceutical research and development process, including with respect to the timing and process of obtaining regulatory approvals; the impact and uncertain outcome of acquisitions and business development transactions and related costs; intense competition affecting the company's products, pipeline or industry; market uptake of launched products and indications; continued pricing pressures and the impact of actions of governmental and private payers affecting pricing of, reimbursement for, and patient access to pharmaceuticals, or reporting obligations related thereto; safety or efficacy concerns associated with the company's products; dependence on relatively few products or product classes for a significant percentage of the company's total revenue and an increasingly consolidated supply chain; the expiration of intellectual property protection for certain of the company's products and competition from generic and biosimilar products, and risks from the proliferation of counterfeit or illegally compounded products; the company's ability to protect and enforce patents and other intellectual property or changes in patent law or regulations related to data package exclusivity; information technology system inadequacies, inadequate controls or procedures, security breaches, or operating failures; unauthorized access, disclosure, misappropriation, or compromise of confidential information or other data stored in the company's information technology systems, networks, and facilities, or those of third parties with whom the company shares its data and violations of data protection laws or regulations; issues with product supply and regulatory approvals stemming from manufacturing difficulties, disruptions, or shortages, including as a result of unpredictability and variability in demand, labor shortages, third-party performance, quality, cyber-attacks, or regulatory actions related to the company's and third-party facilities; reliance on third-party relationships and outsourcing arrangements; the use of artificial intelligence or other emerging technologies in various facets of the company's operations may exacerbate competitive, regulatory, litigation, cybersecurity and other risks; the impact of global macroeconomic conditions, including uneven economic growth or downturns or uncertainty, trade disruptions, international tension, conflicts, regional dependencies, or other costs, uncertainties and risks related to engaging in business globally; devaluations in foreign currency exchange rates or changes in interest rates and inflation; litigation, investigations, or other similar proceedings involving past, current, or future products or activities; changes in tax law and regulations, tax rates, or events that differ from our assumptions related to tax positions; regulatory changes and developments; regulatory actions regarding the company's operations and products; regulatory compliance problems or government investigations; actual or perceived deviation from environmental-, social-, or governance-related requirements or expectations; asset impairments and restructuring charges; and changes in accounting and reporting standards. For additional information about the factors that could cause actual results or events to differ materially from forward-looking statements, please see the company's latest Form 10-K and subsequent Forms 8-K and 10-Q filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

    #    #    #

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Alimta® (pemetrexed disodium, Lilly)
Cyramza® (ramucirumab, Lilly)
Ebglyss® (lebrikizumab, Lilly)
Emgality® (galcanezumab-gnlm, Lilly)
Glyxambi® (empagliflozin/linagliptin, Boehringer Ingelheim)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Jardiance® (empagliflozin, Boehringer Ingelheim)
Jaypirca® (pirtobrutinib, Lilly)
Mounjaro® (tirzepatide injection, Lilly)
Olumiant® (baricitinib, Lilly)
Omvoh™ (mirikizumab, Lilly)
Retevmo® (selpercatinib, Lilly)
Synjardy® (empagliflozin/metformin, Boehringer Ingelheim)
Taltz® (ixekizumab, Lilly)
Trijardy® XR (empagliflozin/linagliptin/metformin hydrochloride extended release tablets, Boehringer Ingelheim)
Trulicity® (dulaglutide, Lilly)
Tyvyt® (sintilimab injection, Innovent)
Verzenio® (abemaciclib, Lilly)
Zepbound® (tirzepatide injection, Lilly)

Third-party trademarks used herein are trademarks of their respective owners.

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Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2023	2022	% Chg.	2023	2022	% Chg.

Revenue	$9,353.4	$7,301.8	28%	$34,124.1	$28,541.4	20%

Cost of sales	1,788.0	1,548.1	15%	7,082.2	6,629.8	7%
Research and development	2,562.7	1,995.9	28%	9,313.4	7,190.8	30%
Marketing, selling and administrative	1,924.6	1,643.2	17%	7,403.1	6,440.4	15%
Acquired IPR&D	622.6	240.1	NM	3,799.8	908.5	NM
Asset impairment, restructuring and other special charges	67.7	38.1	78%	67.7	244.6	(72)%

Operating income	2,387.8	1,836.4	30%	6,457.9	7,127.3	(9)%

Net interest income (expense)	(93.7)	(58.5)		(312.3)	(268.8)
Net other income (expense)	214.7	318.5		409.0	(52.1)
Other income (expense)	121.0	260.0	(53)%	96.7	(320.9)	NM

Income before income taxes	2,508.8	2,096.4	20%	6,554.6	6,806.4	(4)%
Income tax expense	319.2	158.7	NM	1,314.2	561.6	NM

Net income	$2,189.6	$1,937.7	13%	$5,240.4	$6,244.8	(16)%

Earnings per share - diluted	$2.42	$2.14	13%	$5.80	$6.90	(16)%

Dividends paid per share	$1.13	$.98	15%	$4.52	$3.92	15%
Weighted-average shares outstanding (thousands) - diluted	903,980	904,732		903,284	904,619
NM – not meaningful

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Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Gross Margin - As Reported	$7,565.4	$5,753.7	$27,041.9	$21,911.6

Increase for excluded items:
Amortization of intangible assets (Cost of sales)(i)	129.0	124.1	506.2	574.1

Gross Margin - Non-GAAP	$7,694.4	$5,877.8	$27,548.1	$22,485.7

Gross Margin as a percent of revenue - As Reported	80.9%	78.8%	79.2%	76.8%
Gross Margin as a percent of revenue - Non-GAAP(ii)	82.3%	80.5%	80.7%	78.8%
Numbers may not add due to rounding.
i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.Non-GAAP gross margin as a percent of revenue reflects the gross margin effects of the adjustments presented above.

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	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net Income - As Reported	$2,189.6	$1,937.7	$5,240.4	$6,244.8

Increase (decrease) for excluded items:
Amortization of intangible assets (Cost of sales)(i)	129.0	124.1	506.2	574.1
Asset impairment, restructuring and other special charges(ii)	67.7	38.1	67.7	244.6
Net (gains) losses on investments in equity securities (Other income/expense)	(117.0)	(216.5)	24.8	385.9
Corresponding tax effects (Income taxes)	(19.9)	9.7	(126.6)	(263.0)

Net Income - Non-GAAP	$2,249.4	$1,893.1	$5,712.5	$7,186.4

Effective tax rate - As Reported	12.7%	7.6%	20.1%	8.3%
Effective tax rate - Non-GAAP(iii)	13.1%	7.3%	20.1%	10.3%
Earnings per share (diluted) - As Reported	$2.42	$2.14	$5.80	$6.90
Earnings per share (diluted) - Non-GAAP	$2.49	$2.09	$6.32	$7.94
Numbers may not add due to rounding.
i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.For the twelve months ended December 31, 2022, excluded charges primarily include the intangible asset impairment for GBA1 Gene Therapy (PR001) due to changes in estimated launch timing.
iii.Non-GAAP tax rate reflects the tax effects of the adjustments presented above.

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